CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement Amendment No. 333-126384 on Form N-1A of our reports each dated September 28, 2016, relating to the financial statements and financial highlights of Pioneer Classic Balanced Fund and Pioneer Multi-Asset Income Fund (the "Funds"), each a portfolio of Pioneer Series Trust IV, appearing in the Annual Reports on Forms N-CSR of the Funds for the year ended July 31, 2016. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statements.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
November 21, 2016